EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL TO REDUCE CAPACITY, FLEET AND STAFFING

Sixty-seven mainline aircraft and 3,000 positions to be eliminated; CEO and President decline their salaries for the remainder of the year

HOUSTON, June 5, 2008 - Continental Airlines (NYSE: CAL) released to its more than 45,000 employees the following employee bulletin and message from Larry Kellner, chairman and chief executive officer, and Jeff Smisek, president. Continental does not anticipate any further comment until after it has had the opportunity to meet with employees during the next week.

Dear Co-worker:

We've always said that you deserve open, honest and direct communication. This letter and the attached employee bulletin and Q&A are part of that commitment.

The airline industry is in a crisis. Its business model doesn't work with the current price of fuel and the existing level of capacity in the marketplace. We need to make changes in response.

While there have been several successful fare increases, those increases haven't been sufficient to cover the rising cost of fuel. As fares increase, fewer customers will fly. As fewer customers fly, we will need to reduce our capacity to match the reduced demand. As we reduce our capacity, we will need fewer employees to operate the airline. Although these changes will be painful, we must adapt to the reality of today's market to successfully navigate these difficult times.

The attached employee bulletin and Q&A outline some of the steps we are taking to address this industry crisis. The situation for all airlines is serious, and the actions we are announcing today are necessary to secure our future. We regret the loss of jobs caused by this crisis, and we will do our best to minimize furloughs and involuntary terminations.

These actions will help Continental survive this crisis. You have our ongoing commitment to keep you informed as the industry evolves and adapts to these unprecedented challenges. It is important that we all keep our focus on working together during these difficult times.

Employee Bulletin No. 9

Continental today is announcing significant reductions in flying and staffing that are necessary for the company to further adjust to today's extremely high cost of fuel. These actions are among many steps Continental is taking to respond to record-high fuel prices as the industry faces its worst crisis since 9/11.

The price of Gulf Coast jet fuel closed yesterday at $151.26 - about 75 percent higher than what it was a year ago. At that price and at our current capacity, our fuel expense this year would be $2.3 billion more than it was last year. That increase alone amounts to about $50,000 per employee.

These record fuel costs have fundamentally shifted the economics of our business. At these fuel prices, a large number of our flights are losing money, and Continental needs to react to this changed marketplace.

Network Changes

Starting in September, at the conclusion of the peak summer season, Continental will reduce its flights, with fourth quarter domestic mainline departures to be down 16 percent year-over-year. This will result in a reduction of domestic mainline capacity (available seat miles, or ASMs) by 11 percent in the fourth quarter, compared to the same period last year.

By the end of next week, Continental will provide details on specific flights and destinations that are subject to reduction or elimination. For additional information on departures and capacity for 2008 and 2009, see Table A.

Co-worker Impact

As a result of the capacity reductions, Continental will need fewer co-workers worldwide to support the reduced flight schedule. About 3,000 positions, including management positions, will be eliminated through voluntary and involuntary separations, with the majority expected to be through voluntary programs.

The company will offer voluntary programs in an effort to reduce the number of co-workers who will be furloughed or involuntarily terminated due to the capacity cuts. Details of these programs will be available next week.

The reductions will take effect after the peak summer season, except for management and clerical reductions, which will begin sooner.

In recognition of the crisis and its effect on their co-workers, Larry and Jeff have declined their salaries for the remainder of the year and have declined any payment under the annual incentive program for 2008.

Fleet Changes

Continental will reduce the size of its fleet by removing the least efficient aircraft from its network. To accomplish this, Continental is accelerating the retirement of its Boeing 737-300 and 737-500 fleets. In the first six months of 2008, Continental removed six older aircraft from service. Continental will retire an additional 67 Boeing 737-300 and 737-500 aircraft, with 37 of these additional retirements occurring in 2008 and 30 in 2009. Given the need for prompt capacity reductions in today's environment, 27 of the 67 aircraft will be removed in September. By the end of 2009, all 737-300 aircraft will be retired from Continental's fleet.

Continental will continue to take delivery of new, fuel-efficient NextGen Boeing

737-800s and 737-900ERs. Overall fuel efficiency will improve measurably as Continental takes delivery of 16 of these aircraft in the second half of 2008 and 18 in 2009 and accelerates the retirement of the older, less fuel-efficient aircraft as mentioned previously.

By the end of the second quarter of 2008, Continental will operate 375 mainline aircraft. Taking into account both the accelerated retirements and scheduled deliveries, Continental's fleet count will shrink to 356 aircraft in September 2008 and 344 aircraft at the end of 2009 (see attached Table B).

--tables attached--

TABLE A: Network Changes
Departures
Estimated Average Daily Departures and Year-over-Year Percent Change
	3Q '08		4Q '08		FY 2009
	Daily Depts.	% Change	Daily Depts.	% Change	% Change
Mainline Domestic	831	(5.7%)	733	(16.0%)	(9.8%) to (11.8%)
Mainline International	298	0.7%	251	(4.1%)	(1.1%) to 0.9%
Mainline System	1,129	(4.1%)	984	(13.2%)	(7.1%) to (9.1%)
Regional	1,425	3.6%	1,287	(4.1%)	(5.4%) to (7.4%)
Consolidated	2,554	0.0%	2,271	(8.3%)	(6.1%) to (8.1%)

Available Seat Miles (ASMs)
Estimated Year-over-Year Percent Change
	3Q '08	4Q '08	FY 2009
Mainline Domestic	(3.0%)	(11.4%)	(3.4%) to (5.4%)
Mainline International	3.4%	(1.6%)	0.0% to 2.0%
Mainline System	0.1%	(6.8%)	(0.7%) to (2.7%)
Regional	7.5%	(1.5%)	(7.4%) to (9.4%)
Consolidated	0.9%	(6.2%)	(1.4%) to (3.4%)

TABLE B: Continental Airlines Mainline Fleet Plan as of June 5, 2008
		Net		Net
	Total @	Changes	Total @	Changes	Total @
	6/30/08E	2H08E	YE 2008E	2009E	YE 2009E
Mainline Jets
777-200ER	20	-	20	2	22
767-400ER	16	-	16	-	16
767-200ER	10	-	10	-	10
757-300	17	-	17	-	17
757-200	41	-	41	-	41
737-900ER *	10	10	20	18	38
737-900	12	-	12	-	12
737-800*	111	6	117	-	117
737-700	36	-	36	-	36
737-300**	47	(24)	23	(23)	-
737-500**	55	(13)	42	(7)	35
Total Mainline	375	(21)	354	(10)	344
* Final mix of new 737-800/-900ERs are subject to change
** Final mix and quantity of 737-300 / 737-500 exits subject to change

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2007 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's high leverage, the significant cost of aircraft fuel, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

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